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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of
      Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                          Commission File Number: 1-924


                             Aeroquip-Vickers, Inc.
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             (Exact name of registrant as specified in its charter)


           1111 Superior Avenue, Cleveland, Ohio 44114, (216) 523-5000
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


         Securities issuable under the following employee benefit plans:
        Aeroquip Inoac Company Retirement Savings and Profit-Sharing Plan
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            (Title of each class of securities covered by this Form)


                                      None
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  (Titles of all other classes of securities for which a duty to file reports under Sections 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)   [   ]             Rule 12h-3(b)(1)(ii)  [   ]
        Rule 12g-4(a)(1)(ii)  [   ]
        Rule 12g-4(a)(2)(i)   [   ]             Rule 12h-3(b)(2)(i)   [   ]
        Rule 12g-4(a)(2)(ii)  [   ]             Rule 12h-3(b)(2)(ii)  [   ]
        Rule 12h-3(b)(1)(i)   [   ]             Rule 15d-6            [X]


        Approximate number of holders of record as of the certification or notice date: ____ None _________________


         Pursuant to the requirements of the Securities Exchange Act of 1934 the trustees (or other persons who administer the employee benefit plan) have caused this certification/notice to be signed on behalf of the Plan by the undersigned duly authorized persons.


                                               AEROQUIP INOAC COMPANY RETIREMENT
                                               SAVINGS AND PROFIT-SHARING PLAN


Date:  June 11, 1999                           BY: Benefit Committee
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                                                   /s/ Edward G. Brownlee
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                                                   Committee Member


                                                   /s/ Jan Hughett
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                                                   Committee Member